Filed Pursuant to Rule 424(b)(3)
Registration No. 333-177620

PROSPECTUS SUPPLEMENT

(to prospectus dated November 10, 2011)

IASIS Healthcare LLC

IASIS Capital Corporation

8.375% Senior Notes due 2019

Recent Developments

We have attached to this prospectus supplement the Form 8-K of IASIS Healthcare LLC filed on April 4, 2012. The attached information updates and supplements the prospectus dated November 10, 2011.

See “Risk Factors” beginning on page 20 of the prospectus and on page 34 of our Annual Report on Form 10-K, including any updates in the attached Quarterly Report on Form 10-Q, for a discussion of certain risks you should consider before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus supplement has been prepared for and may be used by any broker-dealer in connection with resales of the New Notes (as defined in the prospectus) received in exchange for Old Notes (as defined in the prospectus) where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Such broker-dealers may act as principals or agents in these transactions and these sales will be made at prices relating to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales.

The date of this prospectus supplement is April 20, 2012.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2012 (March 31, 2012)

IASIS HEALTHCARE LLC

(Exact name of registrant as specified in its charter)

Delaware	333-117362	20-1150104
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

117 Seaboard Lane, Building E Franklin, Tennessee		37067
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 844-2747

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On March 31, 2012, Carolyn Rose retired as chief executive officer of Health Choice Arizona, Inc. (“Health Choice”), IASIS Healthcare LLC’s (the “Company”) Arizona managed Medicaid and Medicare health plan that serves approximately 180,000 members. Ms. Rose served as Health Choice’s chief executive since 1999. The Company has named Mike Uchrin as Ms. Rose’s successor. Mr. Uchrin has served in various positions for Health Choice since 2002, including as chief operating officer and most recently as associate chief executive officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IASIS HEALTHCARE LLC

By:	/s/ John M. Doyle
John M. Doyle
Chief Financial Officer

Date: April 4, 2012